Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Genworth Life and Annuity Insurance Company:

We consent to the incorporation by reference in the registration statements (Nos. 333-141514 and 333-143494) on Form S-1 of Genworth Life and Annuity Insurance Company and subsidiaries of our reports dated March 2, 2009, with respect to the consolidated balance sheets of Genworth Life and Annuity Insurance Company and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of income, changes in stockholder’s equity, and cash flows for each of the years in the three-year period ended December 31, 2008, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2008, and the reference to our firm under the heading “Selected Financial Data” which reports and reference appear in the December 31, 2008 annual report on Form 10-K of Genworth Life and Annuity Insurance Company and subsidiaries.

/s/    KPMG LLP

Richmond, Virginia

March 2, 2009